                                  EXHIBIT 6.10

THIS EMPLOYMENT AGREEMENT made as of the 1st day of January,

1996.

BETWEEN:

         ADVANCED GAMING TECHNOLOGY INC. a
         Wyoming corporation with an office at 2482 - 650 West
         Georgia Street, Vancouver, British Columbia, V7B 4N9

         (the "Company")

AND

         ROBERT C. SILZER, SR.
         2385 - 133 A Street
         White Rock, British Columbia
         V4A 9S9

         ( the "Executive")

WHEREAS:

A. The Executive has been employed by the Company in the position of Chairman and Chief Executive Officer since January 1, 1994, and as a result of such employment has enjoyed and will continue to enjoy benefits therefrom;

B. Each of the Company and the Executive desire that the Executive continue as Chairman and Chief Executive Officer of the Company;

C. The company and the Executive have agreed to set out and confirm the terms and conditions of the continued employment of the Executive by the Company as hereinafter set forth.

         THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree with each other as follows:

1. Position. The Executive will continue to serve the Company as the Chairman and Chief Executive Officer and, in such offices, the Executive will manage and have responsibility for the operations of the Company and all such other affairs of the Company as may be designated from time to time by the Board of Directors of the Company. In connection with his responsibilities, the Executive will report to and be subject to the lawful and proper instructions and directions of the Board of Directors of the Company.

2. Term. The employment of the Executive with the Company commenced on January 1, 1994 and the employment of the Executive shall continue until December 31, 2000 (the "Term"), or until the employment of the Executive is otherwise terminated as provided herein. Forthwith upon execution of this Agreement, the Company will pay or provide to the Executive as a signing bonus, at the sole option of the Executive, either an amount equal to (US)$100,000 or 250,000 Class A Common voting shares of the Company. The parties may renew this Agreement by mutual agreement provided that for the purposes of renewal negotiations the provisions of this Agreement will apply with all necessary incidental amendments unless specifically altered and the salary and other remuneration provided for the Executive in the last year of the Term will be the minimum remuneration. If either party does not wish to renew the Agreement, that party will advise the other party on or before June 30, 2000.

3. Salary. The Company paid to the Executive a salary of (US)$75,000 for 1994 and (US $125,000 for 1995 and thereafter the Company will pay the Executive an annual salary effective January 1 of each year of the Term as follows:


              =======================================
                   YEAR                     (US)$
              ---------------------------------------
              ---------------------------------------
                   1996             175,000
              ---------------------------------------
                   1997             225,000
              ---------------------------------------
                   1998             275,000
              ---------------------------------------
                   1999             325,000
              ---------------------------------------
                   2000             375,000
              =======================================


         The annual salary will be subject to applicable statutory withholdings and deductions and will be paid in equal consecutive semi-monthly installments. During the Term the Company will also pay to the Executive a performance bonus, and provide common stock grants and options, in accordance with the provisions of Schedules A and B hereto.

         During the Term, the Company will review with the Executive, at least once a year and prior to December 31, the annual salary, bonus payments and benefits provided by the Company to the Executive to determine the basis for any increases thereto in addition to those increases set out above with the objective of ensuring that the remuneration is at least at market level. Either the Company or the Executive may require the assistance of a mutually agreed independent executive remuneration consultant as part of the review process at the sole cost of the Company. If the parties cannot agree on the consultant, KPMG or its designate will act as the consultant. The recommendations of the consultant for salary increases will be binding on the parties but in no event will the increases in salary and other remuneration be lower than expressly provided herein.

         Notwithstanding the foregoing, the Company will ensure that the Executive at all times during the Term receives total salary and other remuneration that is the highest total salary and other remuneration received by any employee of the Company or received by any other person directly or indirectly performing personal service or services for the Company.

4. Executive Benefits. The Company will pay or cause to be paid the entire premium cost of the following insured benefits for the Executive and his family:

         (a)     dental plan;

         (b) medical plan which will be the B.C. Medical Services Plan if available, and if not, an insured medical plan providing at least the same benefits as the B.C. Medical Services Plan;

         (c) group health and welfare insurance plan which will include life insurance providing a benefit of at least the greater of U.S.$1,000,000 or four times the annual base salary as established in Section 3, extended health, short term disability, long term disability and accidental death and dismemberment;

         (d) key person insurance with a benefit equal to at least U.S.$1,000,000 payable 75% as directed by the Executive and 25% to Firoz Lakhani;

         (e) membership in a business, social or recreational club of the Executive's sole choice including all initiation fees and all monthly dues and payments;

         (f) and any other benefit or perquisite available to any other employees of the Company or generally provided to executives of companies similar to the Company;

as these benefit plans currently exist or, if not in existence, as otherwise arranged by the Company on the terms as set out herein. The Company will consult with the Executive on the terms and conditions of each benefit and if there is any dispute as to whether a benefit should be provided under (f) above or in respect of any terms and conditions of these benefits plans not expressly set out above, the parties will retain KPMG or its designate at the Company's cost to provide binding recommendations on any unresolved terms.

         If this Agreement is terminated for any reason other than for just cause, the Company will provide to the Executive and his family the foregoing benefits for the unexpired period of the Term.

5. Holidays. The Executive will be entitled to 4 weeks' vacation with pay in each of 1994, 1995 and 1996, and 6 weeks' vacation with pay in each of 1996, 1997, 1998, 1999 and 2000, at such time or times as the Executive may determine consistent with the requirements of the Company's business. The Executive's vacation will be cumulative and, accordingly, if the Executive fails to take his vacation in any calendar year it will be carried over to the following year. If this Agreement is terminated during the Term, the Company will calculate the vacation entitlement for that year on a pro rata basis and add it to any vacation entitlement accrued from prior years. In addition to any other provision of this Agreement, accrued but untaken vacation entitlement at the time of termination of employment will be paid to the Executive by the Company based on the Executive's salary at the time of termination.

6. Automobile. The Company will pay to the Executive the sum of (US)$800 per month in 1995, which will be increased by an additional (US)$100 per month for each calendar year of the Term, as a car allowance and, in addition, will pay to the Executive the aggregate of all expenses actually and properly incurred by him in connection with the operation of his automobile (except depreciation expense).

7. Expense Reimbursement. The Company will reimburse the Executive for all travelling and other expenses actually and properly incurred by him in connection with his duties hereunder and the Executive will be entitled to travel first class and stay in top class, five star hotels. The Company will also reimburse the Executive for all travelling expenses actually and properly incurred by him for his spouse where it is determined by the Executive to be reasonably in the interests of the Company for the Executive's spouse to travel with him on Company business.

8. Executive's Covenant. Subject to Section 5, the Executive will well and faithfully serve the Company full time and will use his best endeavours to promote the interests of the Company and shall devote his full time, skill, labour and attention to the business of the Company.

9.       Confidentiality.  The Executive acknowledges that:

         (a) in the course of carrying out, performing and fulfilling his responsibilities to the Company hereunder, he will have access to and will be entrusted with detailed confidential information, know how and trade secrets relating to the business and affairs of the Company including, without limitation, finances, products, services, dealings and transactions of the Company, and the names, address, preferences or other particular business requirements of its customers and that the disclosure of confidential information, know how and trade secrets of the Company to competitors or to the public would be highly detrimental to the best interests of the Company;

         (b) in the course of performing his obligations to the Company hereunder the Executive will be one of the principal representatives of the Company and as such will be significantly responsible for maintaining or enhancing the goodwill of the Company; and

         (c) the right to maintain the confidentiality of such confidential information, know how and trade secrets of the Company and the right to preserve its goodwill constitute proprietary rights which the Company is entitled to protect;

and the Executive will not, either during the Term or at any time thereafter, disclose to any person, firm or corporation or otherwise use any such detailed confidential information, know how and trade secrets for any purpose other than the purposes of the Company and the Executive will not disclose or use for any purpose other than for those of the Company the private affairs of the Company, or any other private information which he may acquire during the course of his employment hereunder with relation to the business and affairs of the Company, except as required by law. The Executive acknowledges that the covenant contained in this paragraph is necessary and fundamental for the protection of the business of the Company and that a breach by the Executive will result in damage to the Company which would not be adequately compensated by monetary award to the Company and that, in addition to all of the remedies available to it, the Company shall be entitled to the immediate remedy of a restraining order, injunction or other form of relief as may be decreed or issued by any court of competent jurisdiction to restrain or enjoin the Executive from breaching any such covenant or provision.

10. Termination by the Company. The Company may at any time during the Term terminate the employment of the Executive for just cause, without notice and without liability for any claim, action or demand. "Just cause" for termination of this Agreement will mean just cause as determined under the common law of British Columbia.

         The Company acknowledges that the Executive has prior to the date of this Agreement made, and will in the future make, a valuable contribution to the Company not recognized in salary or bonuses paid or to be paid to the Executive hereunder, which is relevant to the entitlement of the Executive to the severance pay, including without limitation the performance bonuses and common stock grants and options, owed in the event this Agreement is terminated prior to the end of the Term.

         The Company at any time during the Term terminate the employment of the Executive by paying to the Executive a lump sum amount equal to the present value

(calculated using an 8% discount factor) of his salary for the unexpired period of the Term, and by providing to him the amount of any performance bonus and common stock grants and options to which the Executive is or becomes entitled to pursuant to Schedule A and Schedule B. Notwithstanding the foregoing, the Executive will be entitled to a minimum payment of (US) $5,500,000 if the Company terminates the employment of the Execute without just cause. The lump sum payment, performance bonus and stock rights under this Section 10 would constitute severance pay in lieu of notice of termination.

11. Termination by the Executive. If any one of the following occurs during the Term;

         (a)     change of control;

         (b) the Company employs or engages, in addition to those Senior Executives of the Company employed on the date of this Agreement, any other senior executive, whether as an employee, consultant or otherwise, without the prior written consent of the Executive; or

         (c) materially alters the duties and responsibilities of the Executive without his prior written consent,

the Executive may in his sole discretion terminate his employment within one hundred and twenty (120) days of becoming aware of such event by giving the Company ninety (90) days notice in writing of his resignation. In the event of any such termination by the Executive under this Section 11, the Company will pay or cause to be paid to the Executive a lump sum amount equal to the present value (calculated using an 8% discount factor) of the Executive's salary for the unexpired period of the Term and will provide to him any performance bonus and common stock grants and options to which the executive is or becomes entitled to pursuant to Schedules A and B. Notwithstanding the foregoing the Executive will be entitled to a minimum payment on termination of
(US)$5,500,000 under this Section 11.

         For the purposes of this Agreement, "change of control" means the occurrence of:

         (a) the sale or a series of sales occurring within any 12 month period, other than a sale to an affiliate of the Company (as that term is defined in the British Columbia Company Act), of net assets of the Company having a value greater than 50% of the fair market value of the net assets of the Company determined on a consolidated basis prior to such sale or prior to the first of a series of sales occurring within any 12 month period;

         (b) the disposition of all or substantially all of the assets of the Company where such sale or disposition is required by applicable law to be approved as a special resolution of the shareholders of the Company; or

         (c) any event or series of events pursuant to which on any date those persons who are members of the board of directors of the Company as of the date of this Agreement and continue to be members of the board of directors no longer represent a majority of the total number of members of the board of directors.

12. Payment of Severance. The Company will pay to the Executive all monies owing under Section 10 or Section 11 including any monies owing or to become owing under Schedule A within 30 days of the date of termination. The amount of performance bonus payable to the Executive for the unexpired portion of the Term will be calculated using the projections of the Company as they exist at the time of termination for Net Income over that period and using an 8% discount factor. Notwithstanding the termination of employment, the Company will remain obligated to provide the Executive all stock options as set out in Schedule B. If there is any dispute as to the calculation of any amounts owing hereunder, either party may refer resolution of this issue to a mutually agreed consultant, or failing agreement to KPMG or its designate, for resolution by arbitration pursuant to the Commercial Arbitration Act. The arbitration will occur in Vancouver, Canada. The decision of the third party will be binding on both parties. The Company will promptly provide to the Executive upon request any information including documentation relevant to the calculation of monies owing or claimed owing under this Agreement. Notwithstanding any dispute over the calculation of any amount owing under this Agreement, the Company will pay to the Executive the minimum payment under Section 10 or Section 11 within 30 days of termination of employment of the Executive.

13. Non-Competition. The Executive will not during the Protected Period (as hereinafter defined), directly or indirectly, either individually or in partnership or in conjunction with any person, firm, association, syndicate or corporation as principal, agent, employee, director, officer, shareholder or contractor or in any other manner whatsoever, carry on or be engaged in or concerned with or work for or financially interested in or advise or permit his name or any part thereof to be used or employed by any person, firm, association, syndicate or corporation engaged in or concerned with or interested in any business competitive with the business of the Company in the world. Notwithstanding the foregoing, the Executive may invest in or have an interest in entities traded on any public market or offered by any national brokerage house, if and so long as the interest does not exceed 9% of the voting control any such entity. "Protected Period" means the period commencing from the date hereof and ending 12 months after the termination of this employment of the Executive hereunder.

         The Executive agrees and acknowledges this covenant is given for good and valuable consideration (receipt of which is hereby acknowledged) and that by reason of his unique knowledge of and his association with the business of the Company, the scope of this covenant as to both time and area is reasonable and commensurate with the protection of the legitimate interests of the Company. This restrictive covenant will continue in effect after the termination of the employment and the termination of this agreement for any reason and this restrictive covenant is severable for that purpose. If any part of this covenant is held to be void or unenforceable by a court of competent jurisdiction, that part may be severed and replaced by the widest term that would not be held to be void or unenforceable. The Executive waives all defences to the strict enforcement of this provision.

14. Survival. The obligations and acknowledgments of the Company and Executive set out in Section 4, 10, 11, 12 and 13 and Schedule B will survive the termination of this Agreement.

15. Waiver or Modification. No failure or delay of the Company or the Executive in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right or power preclude any other right or power hereunder. No amendment, modification or waiver of any condition of this agreement or consent to any departure by the Executive therefrom shall in any event be effective unless the same shall be in writing signed by the Company.

16.      Time of Essence.  Time shall be of the essence hereof.

17       Further Assurances.  The Executive and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further deeds, instruments, documents, acts, documents and things as the Company or Executive may reasonably require for the purpose of giving effect to this Agreement.

18. Governing Law. This agreement and its application and interpretation will be governed exclusively by the laws prevailing in British Columbia.

19. Notices. Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail or delivered at the address of the other parties hereto set forth or at such other address in British Columbia as the other parties may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, telexed or telegraphed, 48 hours after the time of mailing, telexing or telegraphing, and if delivered, upon the date of delivery. If normal mail service, telex service or telegraph service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other services which have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof. The addresses for notice will, until changed, be:

         In the case of the Company:
         2482 - 650 West Georgia Street
         Vancouver, B.C.
         V6B 4N9

         In the case of the Executive:

         2385 - 133 A Street
         White Rock, B.C.
         V4A 9S9

20. Change of Address. Any party may, by notice to the other, change its address for notice to some other address located in British Columbia and will so change its address for notice whenever its existing address for notice ceases to be adequate for delivery both by hand and in the ordinary course of the mail.

21. Entire Agreement. This Agreement supersedes and replaces all previous rights, agreements and understandings between the parties hereto whether written or oral, and sets out the entire agreement between the parties hereto with respect to the employment of the Executive by the Company.

22. Captions. The captions appearing in this Agreement have been inserted for reference and as a mater of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision hereof.

23. Binding Agreement. This agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

24. Severability. If any part of this Agreement is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the validity of any part hereof which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid part and it is hereby declared the intention of the parties at this Agreement would it been executed without reference to any part which may for any reason be determined to be void or unenforceable.

25. Expenses. The Company will pay all reasonable out-of-pocket expenses of the Executive, including fees and disbursements of his solicitors, in connection with the preparation and negotiation of this Agreement.

26. Independent Legal Advice. The Executive hereby acknowledges that he has been advised by the Company to seek independent legal advice.

         IN WITNESS WHEREOF this agreement has been executed as of the day and year first above written.

THE CORPORATE SEAL of                         )
ADVANCED GAMING TECHNOLOGY INC.               )
was hereunto affixed in the presence of:      )
                                              )                           C/S
                                              )
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                                              )
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                                              )
                                              )
                                              )

Signed, Sealed and Delivered                  )
by ROBERT SILZER in the presence of:          )
                                              )
                                              )
----------------------------------------------        -------------------------
Name                                          )       ROBERT SILZER
                                              )
                                              )
----------------------------------------------
Address                                       )
                                              )
                                              )
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                                              )
                                              )
                                              )
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Occupation                                    )
                                              )

                                   SCHEDULE A

                              PERFORMANCE BONUSES



1. A bonus plan is agreed to which would reward the Executive based on the Net Income of the Company (including its subsidiaries, and its affiliates as this term is defined in the British Columbia Company
         Act) during the Term. In each year during the Term, the Executive will be entitled to a payment from the Company of an amount equal to 5% of the Net Income of the Company for that Year.

2. "Net Income" has the meaning ascribed to it under generally accepted accounting principles in Canada determined in a manner consistent with prior periods but in any event will be exclusive of prior losses and depreciation and before tax.

3. All payments of cash for each year will be made by the Company within 90 days of the end of the fiscal year of the Company. If the fiscal year of the Company is not a calendar year then in the last calendar year of the Term, the Executive will be entitled to a pro-rated performance bonus based on the number of full or partial months between the end of the fiscal year in 2000 and the end of the Term which will be payable on the Net Income for the fiscal year ending after December 31, 2000.

                                   SCHEDULE B

                             STOCK OPTION AGREEMENT

1. Grant of Option: Pursuant to the provisions of paragraph 3 of the subject Employment Agreement entitled "Salary", the Company hereby grants to the Executive the option to purchase certain shares of common stock of the Company and in accordance with the terms and conditions set forth herein.

2.       Number of Shares and Option Periods: The stock options granted herein
         (collectively the "options")    shall be exercisable for the number of
         shares and at the share price as set forth below:

                     Year          No.  Shares          Share Price (U.S.)
                     ----          -----------          -----------------
         1.          1995          500,000              $0.30


         2.          1996          750,000              $0.50


         3.          1997          1,000,000            Fifty percent (50%) of the ten (10) day average
                                                        trading price prior to the effective date of the
                                                        option.

         4.          1998          1,000,000            Fifty percent (50%) of the ten (10) day average
                                                        trading price prior to the effective date of the
                                                        option.


         5.          1999          1,000,000            Fifty percent (50%) of the ten (10) day average
                                                        trading price prior to the effective date of the
                                                        option.

         The number of shares available to Executive set out above represent minimum only and the Board will have the discretion to grant further stock options.

3. Cumulative Options: The options are to be cumulative in nature and are exercisable at any time up to two (2) years from the first (1st) calendar day following the effective day of the option. Accordingly, by way of illustration and for the sake of clarity, the initial option for 500,000 shares will be exercisable at any time beginning January 1, 1996 up to and including January 1, 1998.

4. Manner of Exercise: The option shall be exercisable by the Executive by providing written notice to the Company of his intention to exercise his option. Payment for the option shares shall be required within ten (10) business days of the written notice provided to the Company.

5. Nature of Option Shares: The shares to be issued to the Executive shall be issued pursuant to SEC Regulation S. The shares shall be restricted for resale to U.S. persons for a period of time as dictated by the reporting or non-reporting SEC status of the Company.

6. Survival of Employment: The options granted herein shall survive and remain in effect upon the voluntary or involuntary termination of employment of the Executive with the Company.

7. Merger or Consolidation of Company: Notwithstanding the merger of one or more corporations into the Company or any consolidation of the Company and one or more corporations in which the Company is either the surviving corporation or is not the surviving corporation, this Stock Option Agreement shall survive any such merger or consolidation and the exercise of the option under this Agreement shall be applied on a pro-rata basis. Still further, the shares underlying this Stock Option Agreement shall be adjusted appropriately for the increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend thereon or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.